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                                                                EXHIBIT 2(A)

                                  AGREEMENT


            AGREEMENT, dated as of the 20th day of May, 1994, between CINEMA WORLD, INC., a Delaware corporation, C. W. INDUSTRIES, INC., a Pennsylvania corporation, and C. W. ADVERTISING, INC., a Pennsylvania Corporation (collectively hereinafter "Seller"), and CARMIKE CINEMAS, INC., a Delaware corporation, ("Buyer").


                                  WITNESSETH:


            WHEREAS, Seller operates certain theatres for the exhibition of motion pictures; and

            WHEREAS, Seller and Buyer have previously executed a Letter of Intent dated March 29, 1994 providing for the sale of substantially all of the assets of Seller to Buyer; and

            WHEREAS, the Board of Directors of Seller and the Board of Directors of Buyer deem it appropriate to effect the sale and transfer of substantially all of Seller's assets and certain liabilities pursuant to the agreement set forth hereinafter.

            NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, intending to be legally bound hereby, and for other consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:


                                   ARTICLE I
                                  DEFINITIONS

            The following terms used in this Agreement shall have the meanings set forth below:

            1.01. "ADVERTISING AGENCY" - C W Advertising, Inc.

            1.02. "AFFILIATE" - Any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association.

            1.03. "AGREEMENT" - This Agreement, including the Exhibits attached hereto, and the Schedules delivered pursuant hereto.

            1.04. "Benefit Plans" - The term "Benefit Plans" shall mean any plan, program, arrangement, practice or contract of Seller which provides benefits or compensation to or on behalf of employees, or former employees, of Seller, whether formal or
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informal, whether or not written, including, without limitation, the following types of benefit plans:

                  (a) "EXECUTIVE ARRANGEMENTS" - Any profit sharing, stock options, stock appreciation, phantom stock, deferred compensation, severance, golden parachute or other executive compensation plan, rabbi trust, program, contract, arrangement or practice;

                  (b) "ERISA PLANS" - Any "employee benefit plan" (as defined in Section 3 (3) of ERISA), including, but not limited to, any multiemployer plan (as defined in Section 3 (37) and Section 4001 (1) (3) of ERISA, a "Multiemployer Plan"), defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, dental, disability or life insurance benefits; and

                  (c) "OTHER EMPLOYEE FRINGE BENEFITS" - Any stock purchase, scholarship, day care, prepaid legal services, severance pay, or other fringe benefits plan, program, arrangement, contract or practice.

            1.05. "CLOSING" - The Closing referred to in Section 2.05. hereof.

            1.06. "CLOSING DATE" - The date referred to in Section 2.05 hereof.

            1.07. "CONTINUING CONTRACTS" - The agreements relating to the operation and maintenance of the Property (excluding film exhibition agreements), which are described on Exhibit "A" attached hereto, together with any contracts in the nature thereof executed by Seller after the date hereof, as herein permitted and approved in writing by Buyer, except any contract which is terminable with thirty (30) days notice without penalty.

            1.08. "ERISA - The Employee Retirement Income Security Act of 1974, as amended.

                  (a) "ERISA AFFILIATE" - The term "ERISA Affiliate shall mean each trade or business (whether or not incorporated) which together with Seller is treated as a single employer under Section 4.14 (b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

            1.09. "ESCROW" - $838,997.91 to be deposited with PNC Bank and held and distributed pursuant to the terms and conditions of the Escrow Agreements attached hereto as Exhibit "C".

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            1.10. "EXCLUDED PROPERTY" - That Property set forth on Schedule
1.10.

            1.11. "EXHIBITS" - Those Exhibits referenced in this Agreement and incorporated herein by such reference.

            1.12. "FILM DISTRIBUTORS" - All of the major film suppliers which are members of the Motion Picture Association of America.

            1.13. "GUARANTEED FILM CONTRACTS - Those film contracts which require Seller to pay a guaranteed minimum film rental amount, notwithstanding that the film may not have earned same.

            1.14. "HOME OFFICE" - 107 Sixth Street, Pittsburgh, Pennsylvania, provided, however, the lease for said Home Office shall be Excluded Property.

            1.15. "IMPOSITIONS" - All real estate taxes, special and benefit assessments, sewer rents, water rates, personal property taxes, and all other taxes, assessments and charges of every kind, which may affect the Property or any part thereof by virtue of any present or future law of any governmental authority.

            1.16. "INTANGIBLE PROPERTY" - All intangible property now or on the Closing Date owned by Seller pertaining solely to the Property, including all assignable business licenses, warranties, the Continuing Contracts (to the extent assignable), telephone exchange numbers to the extent assiqnable. plans and specifications, blueprints, engineering information and reports, and governmental approvals.

            1.17. "LANDLORD'S CONSENT" - Consent of the Landlords referred to in Section 2.07 (d) to the transfer and assignment of the Leases described in
Schedule 3.09 (a).

            1.18. "LEASEHOLD IMPROVEMENTS" - All right, title and interest of Seller in the Leasehold Improvements of any kind and description now, or on the Closing Date, located on or which are part of the Leased Premises.

            1.19. "LEASEHOLD INTERESTS" - All and singular, the interests, estates, rights, privileges, titles, easements, options and appurtenances belonging or in any way appertaining to the Seller as tenant under the Leases.

            1.20. "LEASES" - The leases for the Theatres and all amendments and modifications thereof, all of which are described on Exhibit "J" attached hereto.

            1.21. "LEASED PREMISES" - The premises demised by the Leases.


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            1.22. "PERMITTED LIENS" - (i) Liens and taxes due and payable and which are prorated pursuant to Section 2.04 hereof; (ii) liens that shall be discharged prior to or at Closing; and (iii) Permitted Title Exceptions.

            1.23. "PERMITTED TITLE EXCEPTIONS" - With respect to the real property those preprinted exceptions in a standard form ALTA extended coverage policy of title insurance and those encumbrances set forth on Schedule 1.23.

            1.24. "PERSONAL PROPERTY" - All tangible personal property now or on the Closing Date owned by Seller and used in the operation of the Leased Premises, warehouse, Advertising Agency and the Home Office including all supplies, inventories, service and concession equipment, concession inventories (at a minimum amount of $65,000), heating, ventilating and cooling equipment, fixtures, cleaning equipment and supplies, surplus equipment, vehicles, alarm systems, screens, projection equipment, theatre seats, cash registers, display cases, acoustical wall panels, sound systems, speakers, computers, office equipment and desks, popcorn poppers and storage bins, linoleum, carpets, drapes, laundry tubs and trays, washers, dryers, ice boxes, refrigerators, heating units, stoves, ovens, water heaters, incinerators, furniture and furnishings, and communication systems, now or on the Closing Date affixed or attached to or placed upon and used in connection with the operation of the Theatres, Home Office, warehouse and Advertising Agency, or any of them (without limiting the generality of the foregoing, the personal property listed on Exhibit "B" attached hereto shall be included in Personal Property); provided, however, Personal Property shall not include (a) accounts receivable as of the Closing Date, and (b) cash and cash equivalents (including certificates of deposit, commercial paper, and investments in securities on hand or in banks) as of the Closing Date, (c) the Excluded Property.

            1.25. "PROPERTY" - The Leasehold Interests, Leasehold Improvements, Personal Property and Intangible Property, assets of the Advertising Agency and the Warehouse, and Real Property.

            1.26. "PURCHASE PRICE" - The Purchase Price for the Property is THIRTY-EIGHT MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($38,100,000.00), payable as set forth in paragraph 2.02 hereof.

            1.27. "REAL PROPERTY" - Real Property owned by Seller described on
Schedule 3.09 (a).

            1.28. "SCHEDULES" - Those Schedules referred to in this Agreement, and incorporated herein by reference.

            1.29. "THEATRES" - The thirty-eight (38) locations consisting of one hundred seventy-six (176) screens for the



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exhibition of motion pictures as specifically set forth on Exhibit "D".

            1.30. "THEATRE LEVEL EMPLOYEE" - Any employee who actually works at a Theatre location.

            1.31. "THE WAREHOUSE" - That certain warehouse owned and operated by C. W. Industries, Inc., and located at 2934 Smallman Street, Pittsburgh, Pennsylvania.

            The definitions of this section shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, corporations, trusts and other associations. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder" and similar terms shall refer to this contract, unless the context otherwise requires.

            Attached to this contract and incorporated herein by reference are the following:

            EXHIBIT A         - CONTINUING CONTRACTS
            EXHIBIT B         - PERSONAL PROPERTY
            EXHIBIT C         - ESCROW AGREEMENT
            EXHIBIT D         - THEATRES
            EXHIBIT E         - BILL OF SALE
            EXHIBIT F         - COVENANT NOT TO COMPETE AGREEMENT
            EXHIBIT G         - FORM OF LANDLORD'S CONSENT
                                AND ESTOPPEL
            EXHIBIT H         - SELLER'S REQUIRED INSURANCE
            EXHIBIT I         - REAL PROPERTY
            EXHIBIT J         - LEASES
            SCHEDULE 1.10     - EXCLUDED PROPERTY
            SCHEDULE 1.23     - PERMITTED TITLE EXCEPTIONS
            SCHEDULE 2.02(a)  - WIRING INSTRUCTIONS
            SCHEDULE 2.03     - PURCHASE PRICE ALLOCATION
            SCHEDULE 2.04(9)  - ADVERTISING BOOKED AND NOT PRINTED
                                OR BROADCASTED
            SCHEDULE 2.07(b)  - HOME OFFICE FURNITURE, FIXTURES AND
                                EQUIPMENT
            SCHEDULE 2.07(c)  - CONSENT OF OTHERS
            SCHEDULE 3.02(a)  - CASH FLOW INFORMATION
            SCHEDULE 3.03(a)  - TRANSACTION NOT IN ORDINARY COURSE
                                OF BUSINESS
            SCHEDULE 3.04     - UNPAID TAXES
            SCHEDULE 3.06     - GOVERNMENTAL NOTIFICATIONS
                                AND CONSENTS
            SCHEDULE 3.07     - COMPLIANCE WITH OTHER INSTRUMENTS
            SCHEDULE 3.09(a)  - DESCRIPTION OF REAL PROPERTY OWNED
                                BY SELLER


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            SCHEDULE 3.09(b)  - DESCRIPTION OF REAL PROPERTY LEASED
                                TO SELLER
            SCHEDULE 3.10     - TRADENAMES
            SCHEDULE 3.11     - INSURANCE
            SCHEDULE 3.12     - DEFAULTS
            SCHEDULE 3.13     - LITIGATION
            SCHEDULE 3.14     - COMPLIANCE WITH LAWS
            SCHEDULE 3.16     - LABOR MATTERS
            SCHEDULE 3.17 (a) - CONTRACTS AND COMMITMENTS
            SCHEDULE 3.17 (c) - SCREEN ADVERTISING AND CREDIT CARD
                                AGREEMENTS
            SCHEDULE 3.19     - EMPLOYEE BENEFIT PLANS AND
                                WELFARE PLANS
            SCHEDULE 3.23     - ENVIRONMENTAL MATTERS
            SCHEDULE 3.24     - DISCOUNT TICKETS AND GIFT CERTIFICATES
            SCHEDULE 5.03     - MATERIAL ADVERSE CHANGE IN OPERATION
                                OF THEATRES
            SCHEDULE 7.04     - GOVERNMENTAL NOTIFICATIONS
                                AND CONSENTS REQUIRED BY BUYER
            SCHEDULE 7.06     - LITIGATION OF BUYER


                                   ARTICLE II
                         PURCHASE AND SALE OF PROPERTY

            2.01. Agreement to Sell. Pursuant to the terms and conditions of this Agreement, at Closing Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller all of the Property owned and used by Seller in the operation of its motion picture exhibition business in the Theatres, warehouse, Advertising Agency, and Home Office, except Excluded Property.

            2.02. Purchase Price. The Purchase Price for the Property will be paid to the Seller as follows:

                     (a) At Closing, Buyer shall pay and deliver by wire transfer to Seller, pursuant to wiring instructions set forth on Schedule 2.02
(a), the Purchase Price less the Escrow.

            2.03. Purchase Price Allocation. The Purchase Price will be allocated to the Property as shown on Schedule 2.03, and each of the parties agree to report this transaction for Federal income tax purposes in accordance with the allocation shown on said schedule.

            2.04. Closing Adjustments.

                     (a) The following items affecting the Property shall be apportioned, adjusted, prorated or otherwise accounted for between Seller and Buyer as of the Closing Date:


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                     (i) Except as set forth in paragraph (d) of this Section,
rent, additional rent, common area maintenance and all other charges payable by Seller as tenant under the Leases as follows: (1) any charge payable on a monthly or yearly basis and any other charge which is subject to year end adjustment shall be prorated, as of the Closing Date, for the month in which the Closing Date shall occur and any year end adjustment thereof shall be paid by, or the refund from the lessor paid to, Seller and Buyer in proportion to their respective payments thereof (i.e., Seller to make all such payments prior to the Closing Date and Buyer to make all such payments after the Closing
Date), and (2) Impositions under the Leases not payable monthly but payable in full after the Closing at the end of a lease year or tax fiscal year, as provided in the respective Leases, shall be prorated as of the Closing Date but Seller will pay Buyer its share thereof within 15 days after Buyer furnishes Seller the billing and substantiation thereof received from each respective lessor;

                     (ii) Payments owing by Seller under the Leases to merchants' associations or similar business promotion organizations;

                     (iii) Buyer shall pay Seller on the Closing Date for any security deposits held by lessors under the Leases; Buyer's pro rata share of all other prepaid items for which Buyer would be liable after the Closing Date under the Leases; and

                     (iv) Buyer shall pay Seller on the Closing Date its prorated share of prepaid expenses, if any, on Continuing Contracts assumed by Buyer at Closing.

                     (v) Reduced admission tickets, group tickets or so-called other "discount tickets" (collectively "Discount Tickets") issued by Seller prior to the Closing Date and presented by customers for admission to the Theatres on or after the Closing Date shall be honored by Buyer but may be redeemed by Buyer from Seller for the amount determined as follows: (a) The first 30,000 Discount Tickets honored by Buyer shall be repaid by Seller to Buyer in an amount equal to $4.00 for each Discount Ticket honored by Buyer;
(b) the next 5,250 Discount Tickets honored by Buyer shall be paid by Seller to Buyer in an amount equal to $2.00 for each Discount Ticket honored by Buyer; and (c) all other Discount Tickets honored by Buyer shall be repaid to Buyer by Seller in an amount equal to $3.70 for each Discount Ticket honored by Buyer.

                     (vi) Seller shall also reimburse Buyer in the amount of any gift certificates issued by Seller prior to the Closing Date and used at the Theatres subsequent to the Closing Date, when, as and in the amount said gift certificates are redeemed, provided, however, Buyer shall not be obligated to honor any such gift certificate or discount ticket after one (1) year immediately following the Closing Date.



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                     (vii) Buyer shall and hereby covenants and agrees to be
bound by all free admission passes (season passes, refund passes and trip passes) distributed prior to the Closing Date by Seller or Seller's authorized agents to third parties.

                     (viii) Notwithstanding anything contained herein to the contrary, Buyer shall submit to Seller for reimbursement to Buyer Discount Tickets or gift certificates once a month in the manner required herein, and Seller shall pay same to Buyer by the 3Oth day thereafter.

                     (b) General real property taxes and other Impositions imposed upon or assessed against the Property (and not otherwise payable by Seller as tenant under the Leases directly to the lessors thereunder or payable by such lessors without any obligation of payment on the part of Seller) shall be remitted to the collecting authorities by Seller if the same are due and payable on or before the Closing Date, and by Buyer if due and payable thereafter; provided, however, such real property taxes and other Impositions imposed upon or assessed against the Property for the current tax fiscal year in which the Closing Date occurs ("Proration Period") shall be apportioned and prorated between Seller and Buyer on and as of the Closing Date with Buyer bearing only the expense of that proportion of such Impositions that the number of days in the Proration Period following and including the Closing Date bears to 365. If the amount of any such taxes, assessments and other Impositions to be borne by the parties hereto, as above provided, is not ascertainable on the Closing Date, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, its share of the amount of such taxes, assessments or other Impositions within 15 days after receipt by the paying party of the appropriate tax bill(s) evidencing the amount thereof.

                     (c) Seller shall pay all utility costs in respect of the Leased Premises (except to the extent the lessors are liable therefor under the Leases or such costs are a part of a lease charge to be prorated pursuant to clause (i) of paragraph (a) of this Section) incurred prior to the Closing Date, and those incurred thereafter shall be paid by Buyer. If the utility charges for the last utility period cannot be ascertained on the Closing Date, then at such subsequent date as all utility bills for such utility period have been obtained, the parties shall promptly pay their respective prorated amounts. Any deposits of Seller held by utility companies shall be returned to Seller, and Buyer shall be responsible for making its own deposits with the utility companies.

                     (d) With respect to any percentage rent (as defined in the respective leases) payable under the Leases for the applicable lease years thereunder during which the lease assignments occur, the percentage rent (taking into account any applicable credits or adjustments) shall be prorated between the Buyer and Seller such that each party shall pay when due that


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percent of the total percentage rent payable which equals such party's respective gross receipts (as defined in the respective leases) divided by the total gross receipts for such lease year.

                  (e) Seller and Buyer shall also make such other adjustments or apportionments with respect to the Property as may be necessary to carry out the intention of the parties hereto so that Buyer shall not be liable for matters accruing or occurring prior to the Closing Date and that Seller shall not be liable for matters accruing or occurring from and after the Closing Date and that Seller shall bear all of the expenses and burdens, and shall be entitled to all of the benefits and income, of and from ownership of the Property prior to the Closing Date and Buyer shall bear all such expenses and burdens and shall be entitled to all such benefits and income from and after the Closing Date.

                  (f) The foregoing adjustments shall be determined and payment made from one party to the other (as the case may be) on the Closing Date to the extent they are known and agreed to by both parties; otherwise, such adjustments shall be determined as soon as possible after the Closing Date and the adjustments, if any, shall be determined and payment made by the party owing the adjustment to the other within 30 days after the adjustment is determined.

                  (g) With respect to the Advertising Agency, Seller shall pay any and all invoices, affidavits or bills of any nature whatsoever, and shall receive all of the income, commissions and film credit attributable to and arising from all advertisements placed on behalf of Film Distributors prior to the Closing Date notwithstanding the broadcast or print date of such advertisement as set forth on Exhibit 204 (g).

            2.05. Closing Date and Place. The Closing of the transaction contemplated by this Agreement shall take place at Aderson, Frank and Steiner, on the later of (i) May 20, 1994, or (ii) the third day after the conditions precedent set forth in Articles V and VIII herein have been satisfied or waived (the "Closing Date"). A pre-closing shall be held at such offices, two (2) days prior to the Closing Date, at which such pre-closing, all closing documents shall be executed and deposited into escrow pursuant to the respective closing instruments of Buyer and Seller. The Closing shall be deemed to occur as of 12:01 p.m. on the Closing Date.

            2.06. Buyer's Performance At and After Closing. At Closing, Buyer shall:

                  (a) Pay and deliver by wire transfer the Purchase Price to Seller, less the Escrow.

                  (b) Deliver the Escrow to the Escrow Agent.



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                  (c) Deliver to Seller a Certificate of the Secretary of
Buyer stating that this Agreement and other instruments and documents executed in connection herewith have been duly authorized by the Board of Directors of Buyer and setting forth the names, titles, signatures and attesting to the incumbency of those persons authorized to execute this Agreement and the instruments and documents executed in connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate.

                  (d) Furnish Buyer's opinion of counsel.

                  (e) Assume Seller's liability under Leases.

                  (f) Pursuant to Section 2.04, transfer and deliver to Seller any and all cash remittances or properties Buyer may receive in respect of the Property relating to the periods prior to the Closing Date.

                  (g) Pay one-half (1/2) of any realty transfer tax imposed in connection with the transfer of the Real Property.

            2.07. Seller's Performance at Closing. At Closing, Seller will deliver to Buyer:

                  (a) All bills of sale, substantially in form attached hereto as Exhibit "E", assignments of licenses and permits (to the extent assignable), executory contracts, leases, easements and rights of way as are necessary in order to effectively vest in Buyer good, indefeasible and marketable title to the Property free and clear of all encroachments, leases, tenancies, liens, encumbrances, mortgages, conditional sales and other title retention agreements, pledges, covenants, restrictions, reservations, easements and options except for the Permitted Liens;

                  (b) Actual possession and operating control of the Property, except the furniture, fixtures and equipment located in the home office at 107 Sixth Street, Pittsburgh, Pennsylvania, as more particularly described on Schedule 2.07 (b) attached hereto (Seller shall surrender said home office property to Buyer no later than sixty (60) days after Closing);

                  (c) A certificate of Seller, executed by an officer, certifying that the persons executing this Agreement and other documents consummating transactions contemplated by this Agreement have been duly and validly authorized by its Board of Directors so to do, and that except as set forth on Schedule 2.07 (c), no consent or approval of any other person is necessary. Such certificate shall set forth the names, titles, and signatures and attest to the incumbency of those persons authorized to execute this Agreement and all Agreements, instruments and documents in

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connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate;

                  (d) Any and all consents of third parties necessary for the transfer and assignment of the Property, including, but not limited to, any required Landlords' Consents to the assignment of all Leases for the Theatres with no changes adverse to Buyer in the terms and conditions thereof;

                  (e) Seller's opinion of counsel.

            2.08. Seller's Performance At and After Closing. Seller hereby covenants and agrees that at or after the Closing, as required, Seller shall:

                  (a) At the request of Buyer, take all action reasonably necessary to put Buyer in actual possession of the Property, and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as may be reasonably necessary to transfer to Buyer any of the Property and confirm the title of Buyer to the Property. Further, after Closing, should Seller be a necessary party in order for Buyer to exercise its rights with respect to the Property, Seller will take reasonable efforts, at Buyer's request and at Buyer's expense, to assist Buyer therein;

                  (b) Pay when due and payable any governmental taxes or other governmental charges which may arise out of the transfer of the Property, including without limitation any transfer, documentary stamp tax, surtax, gross receipts, excise, title, and sales and use tax. The parties agree to cooperate in taking such steps as may be necessary or appropriate in order to take advantage of any exemptions from any such governmental taxes, or other charges which may be available with respect to the transfer of the Property, provided, however, Seller shall only pay one-half (1/2) of the Realty Transfer Tax imposed in connection with the transfer of the Real Property;

                  (c) For a period of one (1) year following the Closing Date, provide Buyer access to any accounting records, and lease files and records relating to the ownership or operation of the Property, which are in Seller's possession, and assist Buyer, at Buyer's expense, in the preparation of any financial statements and/or completion of any audit of financial statements that may be required to meet SEC Regulations;

                  (d) At the request of Buyer, prosecute or otherwise enforce in Seller's name for the benefit of Buyer, any claims, rights or benefits that are being transferred to Buyer under this Agreement, and that require prosecution or enforcement in Seller's name. Any such prosecution or enforcement shall be at Buyer's sole expense, unless such prosecution or enforcement is made necessary

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by a material breach of this Agreement by the Seller, in which case such prosecution or enforcement shall be at Seller's sole expense;

                  (e) Hold Buyer harmless from all charges or liabilities incurred by the Seller prior to the Closing Date relating to the Property; and

                  (f) Transfer or deliver to Buyer any and all cash remittances or property Seller may receive in respect of the Property relating to the periods after the Closing Date.

            2.09. Buyer Does Not Assume Any of Seller's Liabilities or Obligations. Seller, at Closing, will transfer all of the Property to Buyer free and clear of any and all claims, liens, mortgages, options, charges, security interests, assignments, restrictions, easements, actions or demands or encumbrances whatsoever, except for:

                  (a) Obligations arising after the Closing Date with respect to Continuing Contracts and Leases included in the Property as described on Schedule 3.09 (b),

                  (b) Permitted Liens, and

                  (c) The post-closing prorated items included in Section
2.04.

                 Except as expressly set forth herein, or in any law applicable hereto, Buyer is not assuming any obligations or liabilities of Seller or of Seller's business or any liabilities attendant to any of the Property, whether known or unknown, liquidated or contingent.


                                  ARTICLE  III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            As a material inducement for Buyer's performance hereunder, Seller hereby makes the following representations and warranties, each of which (as qualified by all Exhibits and Schedules to this Agreement) is true and correct on the date of this Agreement, shall be true and correct on the Closing Date, except as otherwise disclosed by Seller to Buyer in a Schedule or Exhibit attached hereto, and shall survive the Closing and the transactions, contemplated by this Agreement for a period of twelve (12) months from the Closing Date, and shall be deemed to be independently relied upon by Buyer.

            3.01. Legal Status. Sellers are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware as to Cinema World, Inc., and under the laws of the Commonwealth of Pennsylvania as to C. W. Industries, Inc.

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and C. W. Advertising, Inc. Seller has all requisite corporate power and authority to own its properties, to carry on its business, as now being owned and operated by it, to enter into this Agreement, and to perform its obligations hereunder.

            3.02.    Financial Information.

                     (a) Schedule 3.02 (a) contains (i) certain financial information of the Theatres for fiscal years ended 12/31/93, 12/31/92 and 12/31/91, and the 3-month periods ended 3/31/94 and 3/31/93, (ii) confidential offering memorandum dated October, 1993.

                     (b) The financial information is in accordance, in all material respects, with the books and records of the Seller, and except as stated therein presents fairly the results of operations of the Theatres for the respective periods indicated, subject to year end adjustments in case of any interim statements.

            3.03.    Absence of Specified Changes.   Since 12/31/93, there has
not been any, except as otherwise provided below:

                     (a) Transaction by Seller with respect to the Property except in the ordinary course of business as conducted on that date, except as set forth on Schedule 3.03 (a).

                     (b) Debt, obligation or liability (whether absolute or contingent) incurred by Seller which will not be discharged at or before Closing (whether or not presently outstanding), which creates a lien upon or otherwise encumbers the Property;

                     (c) Mortgage, pledge or other encumbrance of any of the Property, except for Permitted Liens;

                     (d) Sale, lease, abandonment or other disposition of any of the Property, excluding inventory, used in the normal course of business;

                     (e) Except as set forth on Schedule 3.16, labor dispute, strike, work stoppage, or any other occurrence, event or condition of a similar nature which impacts the Property which materially impacts Buyer's ability to operate the Property;

                     (f) Amendment or termination of any contract, Lease, agreement or license included in the Property to be assigned to Buyer in which Seller is a party;

                     (g) Agreement, other than this Agreement, by Seller to do any of the acts described in this Section 3.03;

                     (h) Except as set forth on Schedule 3.25, arrangement for discount, promotional or prepaid tickets, or admission passes or other similar arrangement not in the ordinary course of business of Seller, or for which Seller shall reimburse Buyer.

             3.04. Tax Returns. Except with respect to real and personal property taxes payable after the date hereof, and except as set out on Schedule 3.04, all known taxes, including without limitation, income, property, ad valorem, sales, use, franchise, gross receipts, added value, employees income withholding and social security taxes imposed by the United States, by any state, municipality, other local government or other subdivision or instrumentality of the United States, or by any other taxing authority, that are due and payable by the Seller prior to the Closing, and all interest and penalties thereon, whether disputed or not, which would result in the imposition of a lien, claim or encumbrance on the Property or against the Buyer have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, or subject to a valid extension, and all deposits required by law to be made by Seller with respect to employees withholding taxes have been duly made. Seller is not delinquent in the payment of any tax, assessment, or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Property or against the Buyer, and has no tax, deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition or any lien, claim or encumbrance on the Property or against the Buyer.

            3.05. Authorization. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated by this Agreement have been or will be duly and validly authorized, and no further corporate authorization is necessary on the part of Seller.

            3.06. Governmental Notifications and Consents. Except as regards the Hart-Scott-Rodino filing and any SEC filings, and as set forth on Schedule 3.06, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby.

            3.07. Compliance with Other Instruments. Except as specifically disclosed in Schedule 3.07 to this Agreement, and except such instruments as will be discharged or in respect of which consents or waivers will be obtained at or before Closing, the execution and delivery of this Agreement, and the consummation of the transactions of the Seller contemplated by this Agreement will not result in or constitute any of the following: (i) an event that would permit any party to terminate any agreement, or to accelerate the maturity of any material indebtedness, or other material obligation by which any of the Property may be bound or affected, unless same is paid at or before Closing Date, or (ii) a breach, violation, or default, or an event that with notice or lapse of time, or both, would constitute a breach, violation or default under the Articles of Incorporation or By-Laws of Seller, or any lease, assignable license, continuing contract, or (iii) a violation of any order, writ, injunction or decree of any court, administrative agency or governmental body, or (iv) an event which would result in the creation or imposition of any lien, charge or encumbrance on any of the Property.

            3.08.    Personal Property.

                     The Seller has good and marketable title to all Personal Property included in the Property, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or nature, except for the Permitted Liens. All of the Seller's machinery, furniture and equipment included in the Property is located on the premises of the Theatres, warehouse, Advertising Agency and Home Office, and is set forth on Exhibit "B".

            3.09.    Real Property.

                     (a) Schedule 3.09 (a) contains a true and correct description of all real property owned by the Company, including all structures located thereon. The Company has good and marketable title to all real property owned by it, free and clear of all mortgages, liens, charges and encumbrances, except for Permitted Title Exceptions.

                     (b) The documents described in Schedule 3.09 (b) contain a true and correct description of all property leased to the Seller included in the Property, including, to best of Seller's knowledge, the correct name, street address and telephone number of the Landlord. Each of the leases included in the Property disclosed in said Schedule is in full force and effect, and, except as set forth on said Schedule, Seller has received no written notice of any existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse affect on the business or operations of the Seller relating to or being carried on at the real property in question. Except for the requirement that the Seller obtain those valid and binding consents pursuant to Sections 2.07 (d) and 4.09, the continuation, validity and effectiveness of those leases will in no way be affected by the transactions contemplated by this Agreement.

                     (c) To the best of Seller's knowledge, all improvements on the real estate owned by, leased to or used by Seller conform in all material respects to all applicable federal, state and local laws, zoning and building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.


            3.10. Licenses Permits and Trademarks. Schedule 3.10 lists all trade names used by the Seller exclusively in the operation of the Property. The Seller has all governmental permits, licenses, and similar authorities presently issued or granted to or used by the Seller and which are material to the conduct of its business in the Theatres, and Advertising Agency. The Seller has not received written notice that its use of any such trade names violates or infringes upon any rights claimed therein by third parties.

            3.11. Insurance. Schedule 3.11 contains a list and brief description of the policies of fire, liability, and other forms of insurance (except title insurance) owned or held by the Seller, regarding the Property. The properties and business of the Seller, consisting of the Theatres, warehouse, Home Office and Advertising Agency are of an insurable nature are insured to the extent and against such risks customarily insured against by
- - -corporations of similar size and in similar businesses, as required by the terms of the Leases of the Theatres to which the Seller is a party. All policies listed on Schedule 3.11 will be outstanding and duly in force on the Closing Date. The Seller is not now, and on the Closing Date will not be in default regarding the provisions of any such policies, and has not and shall not have failed to give any notice or present any claim thereunder in due and timely fashion. Buyer will procure its own insurance from and after the Closing Date, and is not relying on Seller's insurance from and after said Date.

            3.12. Defaults. Except as set forth on Schedule 3.12, and subject to receipt of the Landlords' consents, Seller has received no notice of any default or claim of purported or alleged default, and to the best of Seller's information, knowledge and belief, there exists no state of facts (including any facts which will exist as a result of the consummation of and performance under this Agreement), which, with notice or lapse of time, or both, would constitute a default in any material obligation on the part of the Seller to be performed under any Continuing Contract or agreement which affects the operation of the Property, and those contracts or agreements set out on
Schedule 3.17. The Seller has in all respects performed, and on the Closing Date shall have performed, all obligations required to be performed by it under any such material contract or agreement, and Seller has not waived any right under any such material contract or agreement.

            3.13. Litigation. Except as set forth on Schedule 3.13, Seller has received no written notice of any actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Seller) to which the Seller is a party, and which any of the Property is or may be subject, pending or to the best of Seller's knowledge threatened against or affecting the Seller, or any of the Property, at law, in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

            3.14. Compliance with Laws. Except to the extent disclosed in
Schedule 3.14, (i) the Seller has not been notified in writing that it has failed to comply in any respect with, or is in default in any respect under any laws, ordinances, requirements, regulations or orders applicable to its operation of the Theatres; (ii) to the best of Seller's knowledge, the Seller is not subject to any judgment, order, writ, injunction or decree that materially adversely affects, or might in the future reasonably be expected to materially adversely affect its operation of the Property; (iii) to the best of Seller's knowledge, Seller is not now, and on the Closing Date will not be in default concerning any law, order, writ, injunction or decree of any federal, state, municipal court or any other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign with respect to the theatres, and there is no investigation pending or, to the best of Seller's knowledge, threatened against or affecting the Seller by any state or federal governmental agency, and Seller has not received written notice of any investigation pending or threatened against or affecting the Seller by any state or federal governmental agency, department or instrumentality that would adversely affect Buyer's operation of the Theatres after the Closing Date.

            3.15. Brokers and Finders. Except for the fees owed to Furman Selz by Buyer, neither Seller nor any of its officers, directors or employees have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's commissions or finder's fees concerning the transactions contemplated hereby.

            3.16. Labor Matters.

                 (a) Except as disclosed on Schedule 3.16, (i) there are no collective bargaining agreements with any labor organization, group or association covering or affecting any employees of Seller (collective bargaining agreements); (ii) there is no duty to recognize any labor organization, group or association as a representative of any employees of Seller; (iii) there is no unfair labor practice, charge or complaint against Seller pending or, to the knowledge of Seller, threatened, before the National Labor Relations Board of any state or local agency, nor is there a labor strike, slowdown, work stoppage, picketing or other labor dispute pending, or to the knowledge of Seller, threatened, against Seller; (iv) there is no existing question concerning the representation of employees of Seller, nor are there any pending organizing attempts to establish new representation of, or to change the representation of any employees of Seller, nor any certification or decertification question; (v) there is no grievance pending or threatened affecting Seller; (vi) no agreement, arbitration or court decision or governmental order exists that in any way limits or restricts Seller (or would limit or restrict Buyer) from relocating or closing any of its operations;
(vii) there are no charges, investigations, administrative proceedings, or formal complaints of discrimination, including, without limitation, discrimination based on sex, age, marital status, race, national origin, sexual preference, handicap or veteran status ("Discrimination Charge") pending, or to the knowledge of Seller, threatened, before the Equal Employment opportunity Commission, or any federal, state or local agency or court against Seller; (viii) Seller has not entered into or is otherwise bound by any contract or understanding, written or oral, to restrict its ability to terminate the employment of any or all of its employees for any lawful reason or for no reason, with or without notice, without penalty or liability or additional obligation to make payments or provide benefits; and (ix) to the knowledge of Seller, no customer or supplier of Seller is involved in, threatened with, or materially affected by any labor dispute, arbitration, labor related lawsuit or administrative proceeding. There have been no governmental audits of the Equal Employment opportunity practices of Seller, and no basis for any Discrimination Charge.

                     (b) Notwithstanding any other provision of this Agreement, Buyer does not agree to adopt or to succeed to any of the collective bargaining agreements disclosed on Schedule 3.16. Further, it is expressly acknowledged and understood that nothing contained herein shall require Buyer to be bound or otherwise obligated to recognize or bargain with any labor organization, group or association representing, covering or affecting any employees of Seller.

                     (c) Subject to the provisions set forth in Article X hereof, Seller shall specifically indemnify and hold Buyer harmless against losses, liabilities, damages, costs (including cost of investigation), claims, causes or causes of action, and/or expenses (including settlements, judgments, court costs, reasonable attorneys fees and other litigation expenses) incurred by Buyer, resulting from any employment disputes, claims, and/or charges relating to Seller's acts, omissions or misconduct prior to the Closing Date. Such claims and charges shall include, but not be limited to, claims, charges or actions filed by current or former employees of the Seller or applicants for employment with the Seller under applicable Workers' Compensations statutes, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination Employment Act, as amended, the Americans With Disabilities Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1966, as amended, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and any applicable state laws prohibiting discrimination in the workplace.

            3.17.    Contracts and Commitments.

                     (a) Schedule 3.17 (a) contains a list of any of the following contracts or commitments regarding the Seller's operation of the Theatres, warehouse, Home Office and Advertising Agency to which the Seller is a party or by which the Seller benefits, which are not terminable by the Seller at will, without penalty, and which are not listed or described in any other Schedule, and for which Buyer will have any liability whatsoever: (i) Oral or written contracts or commitments for the employment of any Theatre Level Employee, including any severance or other termination provisions with respect to such employment; (ii) oral or written contracts with or commitments to any labor union or any other agreements, amendments, supplements, letters or memoranda of understanding with any labor union or other representative of Theatre Level Employees; (iii) oral or written contracts for the purchase, sale, production or supply, whether on a continuing basis or otherwise, of goods or services of any type; (iv) oral or written distributor, sales agency or vendor contracts or subcontracts or any franchise or license agreement; (v) oral or written advertising contracts or commitments; (vi) employee benefit plans, and to the extent not included, any other bonus, vacation, pension, profit sharing, retirement, disability, stock purchase, stock option, health, hospitalization, insurance or similar plan or practice, formal or informal, in effect concerning Theatre Level Employees, for which Buyer will have any liability whatsoever; (vii) any continuing contract or commitment for the purchase, use, or leasing of materials, supplies, inventory, motion pictures, equipment or services not terminable without penalty on less than thirty (30) days notice by the Seller; (viii) any contracts, leases, agreements, commitments, quotas, restrictions or trade conditions upon which the Property depend or are materially affected; (ix) oral or written agreements for the employment of any agents, finders, brokers, booking agents, advertising agents or independent contractors involving payment by the Seller of salary, commissions or other amounts under or in respect of such agreement; (x) oral or written contracts or commitments for the acquisition (by lease, purchase or otherwise) of theatres, theatre sites, or other interest in real estate, construction of any buildings or fixtures, the expansion or remodeling of any of the Seller's existing theatres, and the operation and management of theatres for, on behalf of, or in partnership with other persons or entities; and (xi) any other material contracts or commitments not otherwise specified above.

                     (b) Each of the contracts listed in Schedule 3.17 (a) or described in this Section, but which is included in any other Schedule, is in full force and effect, and to the best of Seller's knowledge, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on the Seller's operation of the Theatres, warehouse, Home Office and Advertising Agency. Except as reflected in such Schedules, the continuation, validity and effectiveness of such contracts, and all other material terms thereof, will in no way be affected by the transactions contemplated by this Agreement.

                     (c) Except as set forth on Schedule 3.17 (c), the Theatres are not subject to any screen advertising or credit card acceptance agreements.

                     (d) Seller has no Guaranteed Film Contracts with respect to the Theatres.

            3.18. Condition of Property. All items of inventory, machinery and equipment, furniture and fixtures, and leasehold improvements owned or leased by Seller, and included in the

Property are in good operating condition (normal wear and tear excepted), and in a state of good maintenance and repair, and all such inventory, machinery and equipment, furniture and fixtures, and leasehold improvements are considered by Seller adequate and usable for the operation of the business of Seller's business as the same is presently conducted.

            3.19.    Employee Benefit Plans.

                     (a) Buyer shall have no responsibility, liability, duty, or obligation, including, but not limited to, the obligation to provide any reports, notices, contributions or benefit payments with regard to any and all Benefit Plans.

                     (b) Specific Indemnification. Subject to the provisions set forth in Article X hereof, Seller agrees to completely indemnify Buyer for any and all losses, liabilities damages, costs (including cost of investigation), claims, causes or causes of actions, and/or expenses (including reasonable legal fees and expenses) relating to Benefit Plans with respect to services performed prior to the Closing Date, including, but not limited to,
(i) actions brought by individuals seeking benefits; (ii) actions undertaken by any government agency, including, but not limited to, the Internal Revenue Service, the United States Department of the Treasury, the United States Department of Labor, or the Pension Benefit Guaranty Corporation. As used in this Section 3.19, actions include any claims for benefits, settlements, penalties, fines, excess taxes, and includes, but is not limited to, any claims arising under the Consolidated Budget Reconciliation Act of 1984 (COBRA); (iii) Seller's failure to comply with the group health plan continuation coverage requirements of Section 4980 (b) of Internal Revenue Code, and Section 601 of ERISA (COBRA) with respect to any "qualified beneficiary" (as defined in COBRA), and any "qualifying events" (as defined in COBRA) occurring on or before the Closing Date (including any termination of employment which is effective at the Closing Date), including, without limitation, federal and state income tax liability and/or any liability under the welfare plan or program maintained by Seller prior to the Closing Date; any collective bargaining agreements, and any responsibilities or obligations to any union and/or union employees of Seller; and any retirement plan, and all obligations to pay contributions to or on account of any Benefit Plan (including any Benefit Plans that are multiemployer plans) which obligations (i) have not been paid as of the Closing Date, and (ii) are attributable to, arise out of, or result from services rendered, operations performed or events occurring during the period ending on the date immediately prior to the Closing Date.

            3.20. Authority. Except as otherwise set forth in this Agreement, this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditor rights generally, or as may be modified by a court of equity, in an action for specific performance. Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Incorporation or Bylaws of Seller, or any law or any order of any court, or any governmental unit to which Seller is subject, nor will such execution, delivery or consummation conflict with, or result in a breach of, or constitute a default under any indenture, mortgage, LEASE, agreement or other instrument to which Seller is a party, or by which any of them is bound, or result in the creation of any lien, charge or encumbrance upon Seller's assets or properties, or result in acceleration of the maturity of any payment date of any of Seller's obligations, or increase or materially and adversely affect the obligations of Seller thereunder to which the Property is subject.

            3.21. Accuracy of Information. No representation or warranty of, or any information provided to Buyer by Seller in this Agreement, or in any statement, certificate or schedule furnished by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, information, representations, warranties, certificates and schedules shall be true and complete on and as of the Closing Date as though made on that date, except to the extent otherwise disclosed by Seller to Buyer on a Schedule or Exhibit attached hereto. To the extent same are in Seller's possession, true copies of all Leases, Continuing Contracts, labor agreements, and other instruments (necessary to the Buyer in operation of the Property) listed on or referred to, or otherwise related to any item referred to in the Schedules, delivered or furnished to the Buyer pursuant to this Agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer. Buyer shall be entitled to rely upon the accuracy of all such written information in the preparation of its filings with the Securities and Exchange Commission. The Seller shall immediately notify Buyer of any inaccuracies or omissions in any of such information previously supplied to Buyer, of which Seller becomes aware.

            3.22. Claims. Except for claims arising under or in connection with this Agreement, Seller does not nor on the Closing Date will have, any claims of any nature, whether asserted or unasserted, against Buyer.

            3.23. Environmental Matters. Other than normal quantities of cleaning and maintenance supplies, no Hazardous Waste, Hazardous Substances and Hazardous Materials, as said terms are described under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") (hereinafter "Waste Material"), and all other applicable environmental laws were stored or disposed of by Seller on the Property to be conveyed or assigned hereunder during the period Seller was in possession of said Property to be conveyed or assigned hereunder, and, to the best of Seller's information, knowledge and belief, no waste materials presently exist except as specifically disclosed in Schedule 3.23 to this Agreement. Seller has no information or knowledge or reason to believe that Waste Material from any source was stored or disposed of on the Property to be conveyed or assigned at any time other than material which may have been temporarily stored thereon and removed prior to Closing. To the best of Seller's information, knowledge and belief, Seller has at no time generated, stored or disposed of Waste Material, including, but not limited to, asbestos, PCBs, and urea formaldehyde foam insulation, as defined in CERCLA, the Hazardous Material Transportation Act, 49 USC 1801, et. seq., as amended: the Clean Air Act, 42 USC 7401, et. seq., as amended; the Clean Water Act, 33 USC 1251, et. seq., as amended; the Toxic Substances Control Act, 15 USC 2601, et. seq., as amended; the Resource, Conservation and Recovery Act, 42 USC 6901, et. seq., as amended; and the Rivers and Harbor Act, 33 USC 401, et. seq., as amended; or any other federal and/or state environmental statute, except to the extent such Waste Material, and their place of generation, interim or final storage, and site of disposal are identified on Schedule 3.23 to this Agreement. To the best of Seller's knowledge, no aboveground or underground storage tanks are located on any of the Property to be conveyed or assigned hereunder.

            3.24. Discounts and Gift Certificates. Except as set forth on
Schedule 3.24, there are not outstanding any discount or promotional tickets, gift certificates, prepaid tickets or admission passes or any other arrangements allowing the holder thereof to reduced or free admission to any of the Theatres. A sample of said Discount Ticket and gift certificates is attached hereto on Schedule 3.24.

            3.25. Post-Closing Payment to Vendors and Suppliers, Seller agrees that in accordance with its past practices, after the Closing Date, it shall pay its vendors and suppliers.


                                   ARTICLE IV
                      OBLIGATIONS AND COVENANTS OF SELLER

            The Seller covenants and agrees with the Buyer that the fulfillment of each of the following covenants and agreements constitutes a condition precedent to the obligations of the Buyer to close hereunder:

            4.01. Conduct of the Operation of the Theatres Prior to the Closing Date. Except to the extent that the Buyer shall otherwise consent in writing from the date hereof to the Closing Date, the Seller shall:

                  (a) Operate the Theatres substantially as presently operated, and only in the ordinary course, and use all reasonable efforts to preserve intact its good will, reputation and present business organization, as regards the Theatres, and to preserve its relationships with persons having business dealings with it, with respect to the Theatres, consistent with prudent business practices;

                     (b) Maintain all of the Theatres in their present operating order and condition, reasonable wear, tear and use excepted;

                     (c) Take all steps reasonably necessary to maintain its intangible assets, regarding the Theatres; including without limitation its patents, trademarks, trade names, brand names, copyrights, licenses, and any pending applications therefor;

                     (d) As regarding the operation of the Theatres, warehouse, Home Office and Advertising Agency, pay its accounts payable in the ordinary course of business, in accordance with past practices;

                     (e) Comply with all laws materially applicable to the operation of the Theatres, the failure of which will result in a material injury to the said operation and;

                     (f) Regarding the Theatres, maintain the books and records of the Seller in the usual, regular and ordinary manner, on a basis consistent with past practices.

            4.02. Tax Returns. All income, sales, use, franchise, property and other tax returns of the Seller required to be filed by the Closing Date, taking into account any extensions of filing deadlines granted to the Seller, that have not YET BEEN FILED PRIOR to the date hereof (including those relating to periods after the Closing Date), and all such returns applicable to periods prior to the Closing Date, filed after the Closing Date, shall be prepared by the Seller consistent with its past practices.

            4.03. Access and Information. From the date hereof to the Closing Date, or termination, if sooner, Seller shall afford to the Buyer, its counsel, accountants and other representatives, at the sole expense of Buyer, upon reasonable notice and during normal business hours, free and full access to all the properties, books, contracts, commitments and records of the Seller, and furnish such persons with all information, (including financial and operating data) concerning the ownership and operation of the Property as they reasonably may request, including copies and extracts of pertinent records, documents and contracts. The Seller shall assist the Buyer, its counsel, accountants and representatives, at Buyer's expense, in their examination of such Seller's books and records.

            4.04. Notification of Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of any material adverse change in the method of conducting the Seller's operations, any damage to or loss of any property, or amount of property used in the operation of the Theatres, warehouse, Home Office and Advertising Agency, or the institution of, or the threat of institution of legal proceedings against the

Seller regarding or affecting the operation of the Theatres, or the status or conduct of legal proceedings, including investigations by any governmental agency against the Seller which could reasonably be expected to affect the operation of the Theatres, warehouse, Home Office and Advertising Agency.

            4.05. Certain Acts Prohibited. Between the date hereof and the Closing Date, Seller, without the prior written consent of Buyer, shall not:

                     (a) Incur any material liability in respect of the Property, or encumber or permit the encumbrance of the Property, except for Permitted Liens and Film Contracts;

                     (b) Other than inventory disposed of in the ordinary course of business, dispose of or contract to dispose of any of the Property; except for replacements or substitutes in the ordinary course of business (but will not sell any of the Theatres).

                     (c) Enter into any material agreement regarding the Theatres that is not cancelable by the Seller without penalty upon notice of thirty (30) days or less;

                     (d) Grant any increase in rates of pay for Theatre Level Employees of the Theatres;

                     (e) Except as to the Excluded Property, enter into any lease or contract for the purchase, lease or acquisition of real estate, or any lease or contract for the purchase, lease or acquisition of personal property;

                     (f) Enter into or become a party to any contract or commitment under which the value of services to be provided or the cost of goods to be purchased may exceed amounts arising in the ordinary course of business.

            4.06. Insurance. From and after the date hereof and through the Closing Date, the Seller will maintain all of its insurance policies regarding the Property in effect as of the date hereof; and all Property shall be used, operated, maintained and repaired in accordance with Seller's present practices, and in accordance with provisions of such insurance policies relating thereto.

            4.07. No Default. The Seller will not at any time after the date hereof and through the Closing Date do any act or omit to do any act, or knowingly permit any act or omission to act, that would cause a breach of any contract, lease, commitment or other obligation of the Seller, regarding the Theatres, warehouse, Home Office and Advertising Agency.

            4.08. Compliance with Laws. At all times after the date hereof and through the Closing Date, the Seller will comply with all applicable laws, which may be required for the consummation of the transactions contemplated hereby.

        4.09. Consent of Others. To the extent that the consummation of the transactions provided for herein requires the consent of a third party, whether to avoid the occurrence of an event of default under any contract, license, lease or agreement to which the Seller is a party or by which the Property are bound or otherwise, the Seller shall obtain any such consent prior to the Closing Date. Specifically, Seller shall use reasonable efforts to obtain any and all consents required and necessary in order to validly and effectively transfer and assign each of the Leases set forth on Schedule 3.09 (b), without change in the terms and conditions thereof, on which the Theatres are operated by Seller, and are to be transferred to Buyer. Notwithstanding anything contained herein to the contrary, Seller shall have no liability to Buyer in the event such landlord consents are not obtained.

        4.10. No Shopping. From and after the date hereof and until the Closing, the Seller will not, directly or indirectly, through any officer, director, agent, broker or otherwise (i) solicit, initiate or encourage submission of proposals or offers from any third party relating to any acquisition or purchase of the Property, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing, or (iii) otherwise cooperate in any way with, or assist, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. To the extent that confidential written information has been supplied, which if hereafter supplied on or after the date hereof would violate (ii) above, the Seller will cause the return of such information. The Seller shall promptly notify Buyer if any such proposal or offer with any person with respect thereto is made. The Seller acknowledges that Buyer is relying on this covenant as a basis for incurring expenses and executive time and effort in proceeding in good faith towards the consummation of the purchase hereunder; accordingly, Buyer shall be entitled, in addition to such legal relief as it may have available to it, to equitable relief (including without limitation injunctive and specific performance relief) in the event of a violation of this covenant, it being acknowledged that the Property represents a unique investment opportunity.

        4.11. Covenants Not to Compete. Seller and Jeffrey G. Lewine shall enter into an agreement with Buyer to be in substantially the form attached as Exhibit "F" hereto, and satisfactory to Buyer, not to compete with Buyer in the motion picture exhibition business in the areas described on Schedule 4.11 for a period of five (5) years following the Closing Date within a radius of fifteen (15) miles from any of the Theatres; provided, however, said covenant shall not apply to Lewine's acquisition of an existing theatre chain.

            4.12. Termination of Employees. On the Closing Date, Seller shall terminate all of its Theatre Level Employees, warehouse employees, and Advertising Agency employees.


                                   ARTICLE V
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of the Buyer to consummate the transactions provided for herein are, at the option of the Buyer, subject to the satisfaction in all material respects of the following conditions precedent on or prior to the Closing Date.

            5.01. Compliance by Seller. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been fully complied with and performed.

            5.02. Representations and Warranties of Seller. The representations and warranties of Seller contained herein and in the Schedules, Exhibits and certificates delivered pursuant hereto, or in connection with the transactions as contemplated hereby shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of that date, and Buyer shall have received a certificate dated the Closing Date signed by the Seller stating that all such representations and warranties are true and correct. True copies of all available deeds, title insurance policies, mortgages, indentures, notes, leases, agreements, plans, contracts and other instruments listed on or referred to, or otherwise related to any item referred to in the Schedules and Exhibits, delivered or furnished to the Buyer pursuant to this agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer.

            5.03. No Adverse Change. Except as otherwise fully and adequately disclosed in this Agreement or on Schedule 5.03 hereto and except for changes affecting the motion picture exhibition business generally, there shall not have been any material adverse change in the operation of the Theatres comprising the Property between execution hereof and the Closing Date, and the Seller shall have delivered to Buyer a certificate signed by the Seller dated the Closing Date, to such effect.

            5.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Buyer, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

            5.05. Opinion of Counsel for the Seller. Buyer shall have received an opinion dated the Closing Date of Aderson, Frank and Steiner, counsel to Seller, in form, scope and substance, and subject to such exceptions as are satisfactory to Buyer and its counsel, to the effect that:

                     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to carry on its business, and own and lease its properties as and in the places where such business is being conducted, and where such properties are now owned, leased or operated;

                     (b) This Agreement was duly authorized, executed and delivered by Seller, and this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally, or as may be modified by a court in an action for specific performance or considering the waiver of legal rights;

                     (c) Other than filing required under the Hart-Scott Rodino Antitrust Improvements Ace of 1976, no consent or approval by any governmental authority is required in connection with the consummation by Seller of the transactions contemplated hereby;

                     (d) No facts have come to such counsel's attention which would lead it to believe that the representations of Seller in this Agreement, and the descriptions of the matters set forth in the Schedules and Exhibits hereto, contain any untrue statement of a material fact, or omit to state a material fact required to be stated, or necessary to make the representations not misleading;

                     (e) To such Counsel's knowledge, after inquiry of officers of the Company, there is no litigation, proceeding or investigation pending or threatened that might result in an adverse change in the business, properties of Seller, or that questions the validity of this Agreement, or of any action taken or to be taken by any Seller hereunder;

                     In expressing their opinion as to matters of fact relevant to conclusions of law, counsel for Seller may rely, to the extent they deem proper, upon certificates of Seller and representations and warranties of Seller contained herein, provided copies of such certificates are delivered to Buyer and its counsel.

            5.06. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Seller regarding the Property which is not disclosed herein, or in the Schedules or Exhibits delivered herewith.

            5.07. Condition of Property and Risk of Loss. On the Closing Date, all of the Property including equipment, furniture and fixtures located in the Property shall be substantially in the same condition as at the close of business on the date hereof except for:

                    (a) Ordinary use and wear and tear thereof; and

                    (b) Changes occurring in the ordinary course of business between the date hereof and the Closing Date.

            5.08. Uniform Commercial Code Searches: Title Insurance. The Buyer shall have received Uniform Commercial Code Searches (conducted by Buyer at Buyer's expense through a date reasonably proximate in time to the Closing
Date) of filings made pursuant to Article 9 thereof in all jurisdictions where the Property is located, which searches shall be in form, scope- and substance reasonably satisfactory to Buyer and its counsel, and which shall not disclose any liens, security interests or encumbrances not disclosed in a Schedule, and which will not be satisfied on or before Closing. Buyer shall, at Buyer's expense, cause an examination to be made of the Seller's title to the Property upon which the Theatres are located and such title examination shall only disclose the Permitted Title Exceptions. Further, Buyer shall have received irrevocable commitments from Mid-South Title/Lawyers Title, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Lawyers Title of North Carolina or Lawyers Title Insurance Corporation to issue their standard form ALTA extended coverage policy of title insurance, dated as of the Closing Date.

            5.09. Consents. Seller shall have delivered to Buyer the written consent of third parties referred to in Section 2.07 (d), which consent shall be in substantially the form, scope and substance of the Landlord's estoppels attached hereto as Exhibit "G".

            5.10. Hart-Scott-Rodino. The waiting period applicable to the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and no governmental entity shall have expressed the intention to file an action to restrain, modify or prohibit the transaction contemplated by this Agreement, or any part thereof.

            5.11. Completion of Theatre Renovations. Seller has fully completed the renovations to the Cinema World Theatre in Erie, PA, and the Cinema World Theatre in Washington, PA, or made provisions therefor to the satisfaction of Buyer.

            5.12. Seller's Insurance. A certificate evidencing Seller's insurance coverage shall have been given to Buyer for its review prior to the execution of this Contract.

                                   ARTICLE VI
                        FIRE, CONDEMNATION AND INSURANCE

            6.01.    Fire Condemnation and Insurance.

                     (a) If, prior to the Closing Date, all or a part of the Property shall be destroyed or damaged by fire or any other casualty, or if all or a part thereof shall be condemned, in whole or in part, by governmental or other lawful authority, neither Seller nor Buyer shall have any liability for any such destruction, damage or condemnation and Buyer shall have the option of
(i) completing the purchase without adjustment in the Purchase Price, in which event Seller shall comply with its obligations set forth in paragraph (b) of this Section, or (ii) canceling this Contract and all obligations of Seller and Buyer hereunder; provided, however, Buyer may not elect to exercise the option set forth in clause (ii) if the Property shall be damaged or destroyed by fire or other casualty covered by Seller's Required Insurance, (as defined in paragraph (c) of this Section) and the cost to repair or replace such damaged or destroyed Property shall not exceed $1,500,000 in the aggregate provided Seller complies with its obligations under paragraphs (b) and (c) of this Section. Buyer shall exercise one of the aforesaid two options by giving notice to Seller within 10 days after the giving of notice by Seller to Buyer of the occurrence of the damage or destruction or condemnation, and the failure of Buyer to give any notice within said 10 day period shall constitute an election by Buyer not to cancel this Contract.

                     (b) In the event of damage to or destruction of any of the Property or a condemnation thereof and this Contract is not terminated as provided in paragraph (a) of this Section, Seller shall have no obligation to restore or repair the same and Buyer shall accept the same in its then condition at Closing, but Seller shall pay to Buyer, at Closing, all insurance or condemnation proceeds received by Seller, except business interruption insurance through the Closing Date, with respect to such loss or taking, plus the amount of any deductible under any Required Insurance.

                     (c) Prior to the Closing Date, Seller shall maintain in full force and effect on the Property, damage insurance coverage ("Required Insurance"), a description of which is set forth on Exhibit "H" hereto.


                                  ARTICLE VII
                        REPRESENTATIONS, WARRANTIES AND
                              OBLIGATIONS OF BUYER

            The Buyer represents and warrants to the Seller as follows:

            7.01. Organization in Good Standing. The Buyer is a corporation duly organized and existing, and in good standing under the laws of the State of Delaware, and has full corporate power to carry on its businesses, to own and operate its properties and assets, and to consummate the transactions contemplated by this Agreement.

            7.02. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer; no further corporate action of any nature is required pursuant to the Articles of Incorporation and By-Laws of the Buyer; and this Agreement constitutes the valid and binding obligations of the Buyer, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors rights generally, or as may be modified by a court of equity in an action for specific performance. The execution, delivery and performance of this Agreement will not violate or result in default under any provision of the Articles of Incorporation or By-Laws of the Buyer, or any material commitment, indenture, license or other obligation to which the Buyer is a party, and will not, to the best knowledge of the Buyer, contravene any law, rule or regulation of any administrative agency or governmental body or any other order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Buyer.

            7.03. Claims. Except for claims arising under or in connection with this Agreement, Buyer neither has nor on the Closing Date will have any claims of any nature, whether asserted or unasserted, against Seller.

            7.04. Governmental Notifications and Consents. Other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and except as set forth on Schedule 7.04, no notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, or any other party, is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby.

            7.05. Buyer's Indemnity for Seller's Continuing Liability under Leases. Buyer hereby covenants and agrees that it shall save, defend, indemnify and hold Seller harmless from and against, and shall pay or reimburse the Seller for any and all claims, demands, causes of action, liabilities or expenses, including reasonable fees and disbursements of attorneys arising out of or relating in any way to the ownership or use of the Property or occupancy or operation by the Buyer of the Premises demised by the Leases, including, but not limited to those arising out of obligations of the Lessee thereunder of the Premises from and after the Closing Date.

            7.06. Litigation. Except as set forth on Schedule 7.06, Buyer has received no written notice of any actions, suits, investigations or proceedings, whether or not purportedly on behalf of the Buyer, to which the Buyer is a party, and which any of the Property is or may be subject, pending or to the best of Buyer's knowledge threatened against or affecting the Buyer, which would prevent Buyer from performing its obligations pursuant to this Agreement.


                                  ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF SELLER

            The obligations of the Seller to consummate the transactions provided for herein are subject to the satisfaction, in all material respects, of the following conditions on or prior to the Closing Date:

            8.01. Compliance by the Buyer. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been fully complied with and performed in all material respects.

            8.02. Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained herein shall be true and correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and the Buyer shall have furnished to the Seller a certificate dated the Closing Date and signed by the President or Vice President and Secretary of the Buyer to such effect.

            8.03. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Buyer regarding the Theatres not disclosed herein, or in the Schedules or Exhibits delivered hereto.

            8.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Seller, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

            8.05. Hart-Scott-Rodino. The waiting period applicable to the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and no governmental entity shall have expressed the intention to file an action to restrain, modify or prohibit the transaction contemplated by this Agreement, or any part thereof.

            8.06. Buyer's SEC Compliance. Buyer shall have taken all necessary actions in order to comply with any applicable Securities and Exchange Commission Rules and Regulations regarding this transaction.

            8.07. Opinion of Counsel for the Buyer. Seller shall have received an opinion dated the Closing Date of Champion & Champion, counsel to Buyer, in form, scope and substance, and subject to such exceptions as are satisfactory to Seller and its counsel, to the effect that:

                     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to carry on its business, and own and lease its properties as and in the places where such business is being conducted, and where such properties are now owned, leased or operated;

                     (b) This Agreement was duly authorized, executed and delivered by Buyer, and this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally, or as may be modified by a court in an action for specific performance or considering the waiver of legal rights;

                     (c) Other than filing required under the Hart-Scott-Rodino Antitrust Improvements Ace of 1976, no consent or approval by any governmental authority is required in connection with the consummation by Buyer of the transactions contemplated hereby;

                     (d) No facts have come to such counsel's attention which would lead it to believe that the representations of Buyer in this Agreement, and the descriptions of the matters set forth in the Schedules and Exhibits hereto, contain any untrue statement of a material fact, or omit to state a material fact required to be stated, or necessary to make the representations not misleading;

                     (e) To such Counsel's knowledge, after inquiry of officers of the Company, there is no litigation, proceeding or investigation pending or threatened that might result in an adverse change in the business, properties of Buyer, or that questions the validity of this Agreement, or of any action taken or to be taken by any Buyer hereunder;

                 In expressing their opinion as to matters of fact relevant to conclusions of law, counsel for Buyer may rely, to the extent they deem proper, upon certificates of Buyer and representations and warranties of Buyer contained herein, provided copies of such certificates are delivered to Seller and its counsel.


                                   ARTICLE I
                                  TERMINATION

            9.01. Right of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                     (a) By the mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

                     (b) By the Board of Directors of Buyer in the event the conditions set forth in Articles IV and V of this Agreement shall not have been satisfied or waived by the Closing Date.

                     (c) By the Board of Directors of Seller in the event that the conditions set forth in Articles VII and VIII of this Agreement shall not have been satisfied or waived by the Closing Date.

                     (d) By either the Boards of Directors of Buyer or the Seller if any action or proceeding before any court or other governmental body or agency shall have been instituted in good faith by an unrelated third party
(i) to restrain, modify or prohibit the transaction contemplated by this Agreement, (ii) to recover damages from Buyer or Seller if such action or proceeding, directly related to this Agreement, could result in the imposition of a material liability against or affecting the business or properties of the Buyer or the Seller in the opinion of the party seeking to terminate this agreement, or (iii) to force Buyer or the Seller to take any action that would have a material and adverse effect on the business or properties of Buyer or Seller, directly related to this Agreement, in the opinion of the party seeking to terminate this Agreement unless either the Buyer or the Seller causes such action or proceeding to be dismissed on or prior to the Closing Date.

            9.02. Notice of Termination. Notice of termination of this Agreement, as provided for in this Article, shall be given by the parties so terminating to the other parties hereto, in accordance with the provisions of
Section 11.08 of this Agreement.

            9.03. Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become void, and of no further force and effect, without liability of any party to any other party.


                                   ARTICLE X
                     PARTIES' AGREEMENT TO CROSS-INDEMNIFY

            10.01. (a) Indemnification of Buyer. Subject to the terms and conditions of this Article X, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all claims asserted against, imposed upon or incurred by Buyer by reason of, or resulting from:

                          (1) Seller's breach or non-fulfillment of any
warranty, or any material inaccuracy of any representation contained in, or made pursuant to this Agreement, or

                          (2) Seller's breach or non-fulfillment of any
covenant or agreement, other than a representation or warranty, contained in or made pursuant to this Agreement; or

                          (3) Any undisclosed liability.

                     (b) Indemnification of Seller. In addition to the indemnification of Seller contained in Section 7.05 hereof, Buyer covenants with Seller that Buyer will save, indemnify, defend and hold Seller harmless at all times after the Closing Date against and in respect of all debts, liabilities, claims, demands, causes of action, losses, charges, costs, expenses (including reasonable attorneys fees and court costs), damages or taxes of any nature, whether accrued or absolute, contingent or liquidated, known or unknown, arising from the operations of Buyer after the Closing Date or as a result of any matter or thing represented, covenanted or warranted by Buyer in this Agreement or in any Exhibit hereto or document delivered hereunder being untrue or not as represented, covenanted, or warranted, and from any and all pecuniary damage or deficiency resulting from any misrepresentation, breach of any warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained herein or therein, in any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including reasonable attorneys fees and court costs) incident to any of the foregoing, by reason of any demand, lien or claim by the United States Internal Revenue Service or taxing authorities in any state or any other jurisdiction, or by any other creditor of Buyer by virtue of any alleged or actual liability incurred by Seller arising from operations of Buyer after the Closing Date.

            10.02. Conditions of Indemnification. Obligations and liabilities of the Seller in 10.01 (a) hereunder, and the Buyer in 10.01 (b) hereunder, hereinafter collectively the "Indemnifying Party", with respect to claims shall be subject to the following terms and conditions:

                     (a) The Buyer in 10.01 (a) and the Seller in 10.01 (b), hereinafter the "Indemnified Party", shall give the Indemnifying Party notice of any claim ("Notice of Claim") promptly after the Indemnified Party receives notice thereof, and, to the best of Indemnified Party's knowledge, advise Indemnifying Party which representation and warranty, covenant or agreement set forth herein said claim violates (in no event more than thirty (30) days after Indemnified Party receives such notice). The Indemnifying Party may object to such claim by mailing written notice of said objection (the "Notice of Objection") to the Indemnified Party within ten (10) days after delivery by Indemnified Party of the Notice of Claim. The Notice of Objection shall set forth, in reasonable detail, the grounds upon which the objection is based. If no Notice of Objection shall have been so mailed within such ten (10) day period, the Indemnifying Party shall be deemed to acknowledge the correctness of the claim or claims specified in the Notice of Claim for the full amount, and the Indemnifying Party shall either pay to the Indemnified Party, on the 40th day following the date of the Notice of Claim, in cash, the amount of such claim or claims subject to Section 10.04 hereof or the Indemnifying Party will undertake the defense thereof by representatives of their own choosing. All costs and expenses of such defense (including fees of counsel), and any settlement or compromise resulting from the defense of any claim will be paid by the Indemnifying Party. If the Indemnifying Party mails a timely Notice of Objection to the Claim or Claims set forth in any Notice of Claim, and such claim or claims shall not have been resolved or compromised within 120 days from the date of the Notice of Objection, such claim or claims shall be settled by arbitration in accordance with the provisions of paragraph 11.14 hereof.

                     (b) In the event that the Indemnifying Party, within a reasonable time after receipt of notice of any such claim, but in no event more than thirty (30) days after receipt of such notice, fails to defend, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf, for the account and risk of the Indemnifying Party, and at Indemnifying Party's expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

            10.03. Assistance. In the event so requested by the Indemnifying Party, the Indemnified Party shall use its best efforts to make available all information and assistance reasonably required in the defense by the Indemnifying Party of a claim.

            10.04. Limitations. The Indemnifying Party's obligation to indemnify the Indemnified Party as provided IN SECTION 10.01 above is subject to the condition that the Indemnifying Party shall have been given notice by Indemnified Party of the claim for which indemnity is sought within twelve (12) months after the Closing Date. Except as to claims not seeking payment of money, Seller shall not be obligated to so save, defend, indemnify and hold the Buyer harmless from and against, and shall not be obligated to pay or reimburse the Buyer for any claims, demands, causes of action, liabilities or expenses arising out of or relating in any way to the ownership or use of the Property or the Premises (collectively the "Claims") as herein set forth unless and to the extent that the aggregate claims of the Buyer for such indemnification exceed the amount of $100,000. For example, in the event Buyer's claims reach $110,000, Seller will be obligated to pay or reimburse Buyer the entire $110,000. In the event Buyer's aggregate claims are less than $100,000, Seller would not be obligated to pay or reimburse Buyer anything.


                                   ARTICLE XI
                                 MISCELLANEOUS

            11.01. Survival of Representations. All statements contained in any Schedule, Exhibit, document, certificate or other instrument delivered by or on behalf of the Buyer or the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by the Buyer or the Seller as the case may be. Except for the representation and warranty made by Buyer in Section 3.18 hereof, which shall expire on the 10th day following the Closing Date, the representations, warranties and agreements made by the Buyer and the Seller herein shall survive consummation of the transactions contemplated hereby for twelve (12) months after Closing Date, and no inspection or audit of the inventories, properties, financial condition, records or other matters relating to the Seller shall limit, affect or impair the ability of the Buyer to rely upon the representations, warranties and agreements of the Seller set forth herein.

            11.02. Assignment. This Agreement shall not be assignable by either party hereto without the written consent of the other, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assignees and legal representatives.

            11.03. Public Announcements. Except as required by law, neither party shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld.

            11.04. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania, USA.

            11.05. Amendment. This Agreement may be amended, supplemented or interpreted at any time by written instrument executed by the parties hereto.

            11.06. Expenses: Brokers and Finders Fees. Seller and Buyer agree that, other than fees or commissions payable by Buyer to Buyer's representative, Furman Selz, there are no brokers or finders fees or commissions payable to any person employed by Seller or Buyer in connection with the transactions contemplated by this Agreement, and Seller and Buyer will indemnify each other with respect thereto, and hold each other harmless therefrom. Each party hereto shall pay its or his or her own expenses incident to this Agreement and the transactions contemplated hereby, including all fees and expenses of their counsel, whether or not such transaction shall be consummated.

            11.07. Further Assurances. The parties hereto agree and acknowledge that certain computations, exchange and notification of information and other actions may be required from time to time, and after the date hereof through and after the Closing Date with respect to this Agreement. The parties hereto, and their respective representatives, shall use their reasonable best efforts to cooperate with one another in the expeditious completion of all such computations, notifications and actions required. Without limiting the generality of the foregoing, Seller agrees to use its

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
reasonable best efforts to assist Buyer with respect to the resolution of any matters arising in connection with or affecting the title of the Seller to any of the Property. Seller shall execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Closing which may be necessary or proper to effect or evidence the provisions of this Agreement, and the transactions contemplated hereby.

            11.08. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered, or if mailed by United States Certified Mail, prepaid, to the parties or their assignees, at the following addresses (or such other addresses as shall be given in writing by the parties to one another), or sent via telecopier to the parties at the telecopier number set forth below:

             BUYER:                      John 0. Barwick, III
                                         Carmike Cinemas, Inc.
                                         1301 - 1st Avenue
                                         Columbus, GA  31901
                                         TELEPHONE - 706/576-3415
                                         TELECOPIER - 706/576-3419

             With a copy to:             F. Lee Champion, III
                                         Champion & Champion
                                         1030 Second Avenue
                                         Columbus, GA  31901
                                         TELEPHONE - 706/324-4477
                                         TELECOPIER - 706/324-0470

             SELLER:                     Cinema World, Inc.
                                         ATTN: Jeffrey Lewine
                                         107 Sixth Street
                                         Pittsburgh, PA 15222
                                         TELEPHONE - 412/232-0042
                                         TELECOPIER - 412/232-0052


             With a copy to:             Sanford M. Aderson
                                         Aderson, Frank and Steiner
                                         2320 Grant Building
                                         Pittsburgh, PA 15219-2203
                                         TELEPHONE - 412/263-0500
                                         TELECOPIER - 412/263-0565

            11.09. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. The election of any one remedy by a party hereto shall not constitute a waiver of the right to pursue other available remedies.

            11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.11. Entire Agreement. This Agreement, the Exhibits hereto, and the certificates, Schedules and other documents delivered pursuant hereto are incorporated by reference herein, contain the entire agreement between the parties concerning the transaction contemplated herein, and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

            11.12. Additional Documents. The parties hereto will at any time after the date hereof sign, execute and deliver, or cause others so to do, all such powers of attorneys, deeds, assignments, documents and instruments, and do or cause to be done all such other acts and things as may be necessary or proper to carry out the transactions contemplated by this Agreement.

            11.13. Captions and Section Headings. The captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it.

            11.14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New Orleans, Louisiana, in accordance with the arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            11.15. Schedules. To the extent that identical information may be required by two or more Schedules hereto, such information need be supplied on only one Schedule if appropriate cross-references are made on such other Schedules, or if the information is readily available on another Schedule, or in the Agreement.

            11.16. Bulk Transfer. The parties hereby waive the applicable provisions of the Uniform Commercial Code relating to Bulk Transfers in the states in which the Property is located, and

Seller hereby indemnifies Buyer, as set forth in Article X hereof, from Seller's failure to comply with such provisions.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, on the day and year first above written.

                                        SELLER:

ATTEST:                                 CINEMA WORLD, INC.


/s/                                     BY: /s/
- - ---------------------------------           ---------------------------------
Assistant Secretary                         Title:
                                                 ----------------------------

                                        (Corporate Seal)

ATTEST:                                 C. W. INDUSTRIES, INC.


/s/                                     BY: /s/
- - ---------------------------------           ---------------------------------
Assistant Secretary                         Title:
                                                 ----------------------------

                                        (Corporate Seal)

ATTEST:                                 C. W. ADVERTISING, INC.


/s/                                     BY: /s/
- - ---------------------------------           ---------------------------------
Assistant Secretary                         Title:
                                                 ----------------------------

                                        (Corporate Seal)

Signed, sealed and delivered
by SELLER in the presence of:


/s/
- - ---------------------------------
Witness

/s/ Sandra L. Baker
- - ---------------------------------
Notary Public





                   *Signatures continued on the next page.

                                           BUYER:

ATTEST:                                    CARMIKE CINEMAS, INC.


/s/                                        BY: /s/
- - -----------------------------                  -----------------------------
                                                        President

                                           (Corporate Seal)

Signed, sealed, and delivered
by BUYER in the presence of:


/s/
- - -----------------------------
Witness


/s/ Sandra L. Baker
- - -----------------------------
Notary Public